FOR IMMEDIATE RELEASE

Investor Contact
Enrique Mayor-Mora, Denny’s: 877-784-7167

Media Contact
Alecia Pulman, ICR: 203-682-8224

DENNY’S CORPORATION NAMES JOHN C. MILLER
CHIEF EXECUTIVE OFFICER

Spartanburg, SC – January 10, 2011 – Denny’s Corporation (NASDAQ: DENN), one of America's largest full-service family restaurant chains, today announced the appointment of John C. Miller to the position of President and Chief Executive Officer, effective February 1, 2011.  Mr. Miller succeeds Debra Smithart-Oglesby who has filled the position on an interim basis since June 2010.  Ms. Smithart-Oglesby will continue to serve as board chair for Denny’s.

“John is a proven leader in the restaurant industry who has the talent and experience to build upon our current momentum and accelerate the resurgence of the Denny’s business and brand,” commented Louis P. Neeb, head of the board’s CEO search committee.  “We conducted an extensive international search including dozens of highly-qualified candidates and believe that John has the right combination of skills and experience to further our growth and create additional value.  He brings a passion for understanding and building brands, extensive operating skills at all levels of the business, a talent for leading management teams and working with franchisees, along with a proven ability to deliver growth and financial performance.”

Mr. Neeb also commented, “Debra has done an outstanding job as interim CEO over the past six months in leading a turnaround at Denny’s and creating considerable forward momentum.  The Company is indebted to her and looks forward to her continued guidance and leadership as board chair.”

Mr. Miller joins Denny’s management team with more than 30 years of restaurant industry experience.  Since 2005, he has served as Chief Executive Officer and President at Taco Bueno Restaurants, Inc., an operator and franchisor of quick service Mexican eateries with 190 units.  Prior to Taco Bueno, Mr. Miller spent 17 years at Brinker International where he held numerous management positions.  From 1997 to 2004, he served as President at Romano’s Macaroni Grill where he helped reverse three years of declining sales and growth, generating 15 consecutive quarters of sales and profit increases, and more than doubling the company’s size.  Mr. Miller also served as President of Brinker’s Mexican Concepts, responsible for overseeing On the Border and Cozymel’s, two of the Company’s high growth concepts.  Early in his career, Mr. Miller held various operations and restaurant management positions at Unigate Restaurant/Casa Bonita in Dallas, Texas.

Debra Smithart-Oglesby, Denny’s board chair, added: “I know John well from my time at Brinker and he will be an outstanding leader for Denny’s.  Together with Mark Wolfinger, our CAO and CFO, and Frances Allen and Robert Rodriguez, who recently joined as CMO and COO, respectively, we have built a first-class leadership team at Denny’s.  I am very proud of the progress we have made during the second half of last year and I look forward to working closely with John, the rest of our executive team and my fellow board members to build upon this momentum and enhance value for our investors, franchisees, partners and employees going forward.”

The Compensation and Incentives Committee of Denny's Board of Directors approved the following incentive awards to Mr. Miller as an inducement to his employment: (i) 200,000 performance-based restricted stock units, and (ii) a non-qualified stock option to purchase up to 200,000 shares of common stock.

The performance-based restricted stock units represent the right to earn up to 200,000 shares of Denny's common stock, based on the closing price of the common stock exceeding specific price hurdles for 20 consecutive trading days, and subject to Mr. Miller’s continued employment with Denny's.

The stock options will have an exercise price per share equal to the fair market value of the underlying shares as of the grant date. The options will vest in equal annual installments on each of the first three anniversaries of the grant date, subject to Mr. Miller’s continued employment with Denny's. The stock options have a maximum term of ten (10) years.

The awards were negotiated and approved as an inducement to Mr. Miller’s entering into employment with Denny's in accordance with NASDAQ Listing Rule 5635(c)(4).

About Denny’s Corporation
Denny's is one of America's largest full-service family restaurant chains, currently operating more than 1,600 franchised, licensed, and Company-owned restaurants across the United States, Canada, Costa Rica, Mexico, Honduras, Guam, Puerto Rico and New Zealand. For further information on Denny's, including news releases, links to SEC filings and other financial information, please visit the Denny's investor relations website.